Exhibit 5.1
[Letterhead of McGuireWoods LLP]
July 18, 2008
Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255
Re: Bank of America Corporation Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with the registration by the Corporation of an indeterminate amount of its senior and subordinated debt securities (the “Securities”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended (the “Act”).
     The Securities are to be issued, separately or together, in one or more series under an Amended and Restated Indenture for Senior Debt Securities dated July 1, 2001, between the Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as successor trustee to The Bank of New York (the “Senior Indenture”) or an Amended and Restated Indenture for Subordinated Debt Securities dated July 1, 2001, between the Corporation and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as successor trustee to The Bank of New York (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), as applicable, and are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.
     We have reviewed such documents and records and considered such additional matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. We have relied upon an officer’s certificate as to corporate action heretofore taken with respect to the Securities.
     Based on the foregoing, we are of the opinion that when (1) the Registration Statement has become effective under the Act, (2) the amount of Securities and the terms of any series of such Securities have been authorized by appropriate corporate action of the Corporation and (3) such Securities have been issued and sold in compliance with applicable law and the applicable Indenture and upon the terms and conditions set forth in the Registration Statement, the Prospectus and any supplements to such Prospectus (including due authentication of the Securities by the trustee or by the authenticating agent in accordance with the provisions of the Indentures under which such Securities are to be issued), then the Securities will be validly authorized and issued and binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, receivership, conservatorship, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any similar bank regulatory powers now or hereafter in effect and to the application of principles of public policy.
     This opinion is rendered to you and for your benefit solely in connection with the registration of the Securities. We hereby consent to be named in the Prospectus as attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ MCGUIREWOODS LLP